Exhibit 99.1

Athena Consumer Acquisition Corp. Announces the Separate Trading of its Class A Common Stock and Warrants

New York, NY, Dec. 09, 2021 – Athena Consumer Acquisition Corp. (NYSE: ACAQ.U ) (the “Company”) announced today that, commencing December 10, 2021, holders of the 23,000,000 units sold in the Company’s initial public offering may elect to separately trade the Company’s Class A common stock and warrants included in the units. Shares of Class A common stock and warrants that are separated will trade on the New York Stock Exchange under the symbols “ACAQ” and “ACAQWS,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Those units not separated will continue to trade under the New York Stock Exchange symbol “ACAQ.U.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company's transfer agent, in order to separate the units into shares of Class A common stock and warrants.

Athena Consumer is the second all-women Athena SPAC founded by Freidheim following Athena Technology Acquisition Corp., which was the first all-women SPAC to announce a business combination.

The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any industry, it currently intends to concentrate its search for a target business operating in the technology and consumer sectors. The Company has not selected any specific business combination target.

Citigroup Global Markets Inc. ("Citigroup") served as sole bookrunner and representative of the underwriters, and Ladenburg Thalmann & Co. Inc. acted as co-manager of the offering.

The offering was made only by means of a prospectus, copies of which may be obtained by contacting Citigroup, Attention Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY, 11717, or by phone at 800-831-9146.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission (“SEC”) on October 19, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering, the anticipated use of the net proceeds and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement for the Company’s initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Isabelle Freidheim
Chairman of the Board
Jane Park
Chief Executive Officer
c/o Athena Consumer Acquisition Corp.
442 5th Avenue
New York, NY 10018
Telephone: (970) 925-1572

Media Contact

Jacalyn Lawton

Lambert & Co.

Mobile: (918) 916-1905

Email: athena@lambert.com